Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO

CERTIFICATE OF DESIGNATION OF

SERIES A CONVERTIBLE PARTICIPATING PREFERRED STOCK OF

JAGUAR HEALTH, INC.

Pursuant to Section 242 of the
General Corporation Law of the State of Delaware

Jaguar Health, Inc., a Delaware corporation (the “Corporation”), does hereby certify as follows:

1.                                      The original Certificate of Designation of Series A Convertible Participating Preferred Stock of the Corporation (the “Series A Preferred Stock”) was filed with the Secretary of State of the State of Delaware on March 22, 2018 (the “Certificate of Designation”).

2.                                      The Certificate of Designation is hereby amended as follows:

A.                        The first sentence of Section 2.3 of the Certificate of Designation is hereby amended and restated in its entirety as follows:

“2.3     Preferential Payments to Holders of Common Stock.  In the event of any Liquidation Event, after the payment in full of all preferential amounts required to be paid to the holders of shares of Series A Preferred Stock and Junior Preferred Stock, the holders of shares of Common Stock then outstanding shall be entitled to be paid in cash out of the assets of the Corporation, whether from capital or from earnings available for distribution to its stockholders, an amount equal to $2.775 per share of Common Stock, subject to appropriate adjustment in the event of any stock dividend, stock split, reverse stock split, combination or other similar recapitalization with respect to the Common Stock occurring on or after the Amendment Effective Date (such amount per share of Common Stock being referred to herein as the “Common Stock Preference Amount”).”

B.                        Section 3.1 of the Certificate of Designation is hereby amended and restated in its entirety as follows:

“3.1     General.  On any matter presented to the stockholders of the Corporation for their action or consideration at any meeting of stockholders of the Corporation (or by written consent of stockholders in lieu of meeting) except as otherwise provided herein, each holder of outstanding shares of Series A Preferred Stock shall be entitled to cast the number of votes equal to the number of whole shares of Voting Common Stock into which the shares of Series A Preferred Stock held by such holder are convertible as of the record date for determining stockholders entitled to vote on such matter. Notwithstanding the foregoing, the holders of outstanding shares of Series A Preferred Stock will not be entitled to vote together with the holders of Voting Common Stock on any matter presented to the stockholders of the Corporation to the extent that such vote would be in violation of Nasdaq Listing Rule 5640. Except as provided by law or by the other provisions of the Certificate of Incorporation or this Certificate of Designation, holders of Series A Preferred Stock shall vote together with the holders of Voting Common Stock as a single class and irrespective of the provisions of Section 242(b)(2) of the General Corporation Law.

C.                        The last sentence of Section 3.2.9 of the Certificate of Designation is hereby amended and restated in its entirety as follows:

“If the holders of Series A Preferred Stock are not entitled to elect any Series A Directors pursuant to the provisions of this Section 3.2.9, then at any meeting of stockholders of the Corporation (or by written consent of stockholders in lieu of meeting) to elect or remove a Director(s) each holder of outstanding shares of Series A Preferred Stock shall be entitled to cast the number of votes equal to the number of whole shares of Voting Common Stock into which the shares of Series A Preferred Stock held by such holder are convertible as of the record date for determining stockholders entitled to vote on such matter. Notwithstanding the foregoing, the holders of outstanding shares of Series A Preferred Stock will not be entitled to vote together with the holders of Voting Common Stock on any matter described in the preceding sentence which is presented to the stockholders of the Corporation to the extent that such vote would be in violation of Nasdaq Listing Rule 5640.”

D.                        The second sentence of Section 4.1.1 of the Certificate of Designation is hereby amended and restated in its entirety as follows:

The “Series A Conversion Price” shall initially be equal to $0.2775.

E.                         Section 4.4 of the Certificate of Designation is hereby amended and restated in its entirety as follows:

“4.4  Adjustment for Stock Splits and Combinations.  If the Corporation shall at any time or from time to time after the Amendment Effective Date effect a subdivision of the outstanding Common Stock, the Series A Conversion Price in effect immediately before that subdivision shall be proportionately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase in the aggregate number of shares of Voting Common Stock outstanding.  If the Corporation shall at any time or from time to time after the Amendment Effective Date combine the outstanding shares of Voting Common Stock, the Series A Conversion Price in effect immediately before the combination shall be proportionately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in the aggregate number of shares of Common Stock outstanding.  Any adjustment under this section shall become effective at the close of business on the date the subdivision or combination becomes effective.

F.                          The second sentence of Section 6.1 of the Certificate of Designation is hereby amended and restated in its entirety as follows:

“Call Conditions” shall mean the satisfaction of all of the following conditions:  (i) the average VWAP (as defined below) of the Common Stock for the immediately preceding thirty-day period shall be at least $1.50 (as adjusted to reflect any stock dividend, stock split, reverse stock split, combination or other similar recapitalization with respect to the Voting Common Stock from and after the Amendment Effective Date); (ii) the Effective Date (as defined in the Purchase Agreement) shall have occurred and the prospectus applicable to the resale of Registerable Securities (as defined in the Purchase Agreement) shall be available for immediate use and no stop order shall have been issued with respect to such prospectus and no proceeding seeking such a stop order is pending; (iii) the average weekly trading volume of the Common Stock for the immediately preceding four (4) full calendar weeks shall be no less than ten percent (10%) of the number of shares of Voting Common Stock issuable upon conversion of the number of shares of Series A Preferred Stock that are being redeemed by the Corporation pursuant to the Corporation Redemption Notice;  and (iv) the shares of Voting Common Stock issuable on conversion of the Series A Preferred Stock are listed on Nasdaq or another national securities exchange.

G.                  The third sentence of Section 7.1 of the Certificate of Designation is hereby amended and restated in its entirety as follows:

“Redemption Event” shall mean the occurrence as of the Measurement Date of any one of the following events: (i) the Corporation’s consolidated net revenues (including royalties and profit sharing), calculated in accordance with GAAP, attributable to the Mytesi products approved by the Food and Drug Administration (excluding extraordinary items) (“Mytesi Revenues”) for the six-month period ending March 31, 2021 are less than $22,000,000; (ii) the average VWAP of the Common Stock for the thirty (30) days immediately preceding the Measurement Date is less than $1.50 (as adjusted to reflect any stock dividend, stock split, reverse stock split, combination or other similar recapitalization with respect to the Voting Common Stock from and after the Amendment Effective Date); or (iii) the Corporation fails to file with the Securities and Exchange Commission on or before June 30, 2021, its Form 10-Q for the three months ending March 31, 2021.

H.                       The sixth sentence of Section 7.1 of the Certificate of Designation is hereby amended and restated in its entirety as follows:

“All Holders’ rights to deliver a Redemption Request shall terminate if, prior to the Measurement Date, both (i) the Mytesi Revenues for any six-month period ending at the end of a calendar quarter are equal to or exceed $22,000,000 and (ii) the average VWAP of the Common Stock for the thirty (30) days immediately preceding the end of such calendar quarter is equal to or greater than $1.50 (as adjusted to reflect any stock dividend, stock split, reverse stock split, combination or other similar recapitalization with respect to the Voting Common Stock from and after the Amendment Effective Date).”

I.                            Section 13 of the Certificate of Designation is hereby amended by inserting new Sections 13.2 and 13.41 as follows and by renumbering the subsequent subsections of Section 13 accordingly:

“13.2                  “Amendment Effective Date” means March 14, 2019.”

“13.41     “Series A Original Issue Date” means the date on which the first shares of Series A Preferred Stock were issued.

3.                                      The foregoing amendment has been duly approved by the board of directors of the Corporation in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

4.                                      The foregoing amendment has been duly approved by the holders of Series A Preferred Stock of the Corporation in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

5.                                      This Certificate of Amendment shall become effective upon filing with the Secretary of State for the State of Delaware.

IN WITNESS WHEREOF, this Certificate of Amendment has been executed by a duly authorized officer of the Corporation on this 13th day of March, 2019.

By:	/s/ Lisa A. Conte
Lisa A. Conte
President

Signature Page to Certificate of Amendment